Exhibit 99.1

News From

Walgreens Corporate Communications • 108 Wilmot Road • Deerfield, Ill. 60015 • (847) 914-2500

Media Contact:	Robert Elfinger, 847-315-2962
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Snehal Shah, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreens November Sales Decrease 3.9 Percent

DEERFIELD, Ill., Dec. 5, 2012 – Walgreens (NYSE: WAG) (Nasdaq: WAG) had November sales of $5.85 billion, a decrease of 3.9 percent from $6.09 billion for the same month in fiscal 2012.

Total front-end sales decreased 0.3 percent compared with the same month in fiscal 2012, while comparable store front-end sales decreased 1.7 percent. Customer traffic in comparable stores decreased 4.9 percent while basket size increased 3.2 percent.

Prescriptions filled at comparable stores decreased by 2.9 percent in November and by a day-fall adjusted (DFA) 2.6 percent. This year’s November had one additional Thursday and Friday and one fewer Tuesday and Wednesday compared with November 2011, negatively impacting prescriptions filled in comparable stores by 0.3 percentage point. DFA prescriptions filled at comparable stores were positively impacted by 0.2 percentage point due to the higher incidence of flu in this year’s November.

Click here for a graph showing the trend of comparable prescriptions filled adjusted for day fall and flu impacts.

Trend of Comparable Prescriptions Filled Adjusted for Day Fall and Flu Impacts *

*	Flu impacts include prescriptions related to flu shots and incidence of cough, cold and flu.

November pharmacy sales decreased 4.7 percent, while comparable store pharmacy sales decreased 8.8 percent. Calendar day shifts negatively impacted pharmacy sales in comparable stores by 0.3 percentage point. DFA comparable store pharmacy sales were negatively impacted by 9.0 percentage points due to generic drug introductions in the last 12 months. Pharmacy sales accounted for 63.2 percent of total sales for the month.

Flu shots administered at pharmacies and clinics season-to-date were nearly 4.6 million versus approximately 5 million last year.

Sales in comparable stores decreased by 6.2 percent in November. Calendar day shifts negatively impacted total comparable sales by 0.2 percentage point, while generic drug introductions in the last 12 months negatively impacted total comparable sales by 5.7 percentage points.

Registrations for Walgreens Balance™ Rewards loyalty program, which launched in September, totaled more than 38 million through November.

Calendar year-to-date sales were $63.82 billion, a decrease of 3.6 percent from $66.20 billion in 2011.

Total sales for the first quarter of fiscal 2013, which ended Nov. 30, were $17.34 billion, down 4.5 percent from $18.16 billion in the first quarter of fiscal 2012. Comparable store sales for the first quarter of fiscal 2013 decreased 7.7 percent, while front-end comparable store sales for the quarter decreased 2.0 percent. Prescriptions filled at comparable stores decreased 4.6 percent and total prescriptions decreased 3.0 percent in the first quarter. Comparable pharmacy sales for the first quarter decreased 10.8 percent.

Walgreens opened 39 stores during November, including 10 relocations and closed one.

At Nov. 30, Walgreens operated 8,516 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 8,057 drugstores, 246 more than a year ago, including 107 net stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

	November Comparable Sales and Prescriptions Filled
	Actual	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact	Flu Shot Impact
Total Comp Sales	-6.2%	-0.2%	-5.7%	-0.1%	0.0%
Comp Front End	-1.7%	—	—	—	—
Comp Rx Sales	-8.8%	-0.3%	-9.0%	-0.1%	0.0%
Comp Rx Scripts	-2.9%*	-0.3%	—	0.2%	0.1%

*	Includes +2.9 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

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